Exhibit 10.32

Confidential

ASIAN BUSINESS DEVELOPMENT/ COLLABORATION AGREEMENT

THIS ASIAN BUSINESS DEVELOPMENT/ COLLABORATION AGREEMENT (this “Agreement”) is made as of February 27, 2012 between Energy Focus Inc., a Delaware corporation, (OTC BB: EFOI.OB) (the “Company”), and Communal International Ltd (“Communal”). The Company and Communal may be referred to hereinafter as a “Party”, or collectively, as the “Parties”.

WHEREAS, the Parties acknowledge and agree that the Company designs, develops, manufactures, and markets energy-efficient lighting products, and is a leading provider of turnkey, energy-efficient, lighting solutions in the governmental and public sector market, general commercial market, and the pool market. The company’s lighting technology offers significant energy savings, heat dissipation and maintenance cost benefits over conventional lighting for multiple applications;

WHEREAS, the Parties acknowledge and agree that Communal has unique knowledge of and contacts, skills and operations in the Asian market and wishes to assist and facilitate the Company’s entry into the Territory (as hereinafter defined);

WHEREAS, The Company desires to open markets, develop an operation and source and sell components and products in Asia; and

WHEREAS, the Parties have had numerous meetings and conferences discussing various potential strategies, tactics, activities and other methods of working jointly to achieve the Company’s objectives in the Territory.

NOW, THEREFORE, subject to the terms and conditions contained herein and on the mutual consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Section 1. Services.

Commencing on the effective date hereof and continuing for a period of 60 months, Communal will provide the following services:

a) Introduce the Company to new potential investors, vendors, customers and other constituents in the Territory;

b) Assist in reducing the cost of manufacturing the Company’s goods and products;

c) Assist in providing a reduction in the price and improving the quality of raw materials, components, sub-assemblies, manufactured products and other items necessary for the development, manufacture and sale of existing and new products;

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d) Introduce the Company to new markets, customers, distributors, marketers, supply chain, shipping, transportation and logistics facilities in the Territory;

e) Assist in the development of a marketing, sales and distribution operation in the Territory; and

f) Commencing on January 16, 2012 act as the exclusive agent for sales, marketing and distribution of the Company’s products in the Territory pursuant to the Company’s standard distributor agreement which shall be negotiated, executed and delivered pursuant to Section 5 hereof (the “Distribution Agreement”). (All of the foregoing shall hereinafter be referred to as “Services”).

Section 2. Compensation.

In exchange and as compensation for the Services, the Company will pay to Communal Five Hundred Twenty-Two Thousand and Five Hundred Dollars ($522,500), payable as follows:

a)	Three Hundred and Fifty Thousand Dollars ($350,000) payable upon the Effective Date which payment will constitute a prepayment for the Services being rendered by Communal over the 36 month term of the Agreement;

b)	One Hundred Seventy-Two Thousand and Five Hundred Dollars ($172,500) in monthly installments of Fifteen Thousand Six Hundred and Eighty Two Dollars ($15,682) commencing on the January 16, 2012 and concluding on December 31, 2012; and

As additional consideration for the Services rendered under the Distribution Agreement, the Company agrees to pay Communal five percent (5%) of the Company’s net sales (excluding the sales made by its Crescent Lighting Ltd. subsidiary or its agents to any existing customers) which sales occur within the Territory and which directly result from the efforts of Communal. Commission payments will be made on a “pay-when-paid” basis, within 7 days from the day the Company receives payments.

Section 3. Territory.

The Territory shall be (with the exception of products sold by its Crescent Lighting Ltd. subsidiary and its agents and any existing Company customers) the following countries: Japan, Taiwan, China, Thailand, Singapore, Vietnam, South Korea, Brazil and Australia.

Additional territories, including but not limited to India, Malaysia, Indonesia and the Philippines, may be added from time to time by mutual agreement of the Parties.

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Section 4. Effective Date.

This Agreement shall become effective upon the execution and delivery of this Agreement.

Section 5. Documentation.

As soon as practicable and no later than March 31, 2012, a services agreement, the Distribution Agreement, a commissions agreement and other agreements and documents in form and substance reasonably acceptable to the Company and Communal shall be negotiated, executed and delivered. The agreements and documents shall contain customary representations, warranties, affirmative and negative covenants, condition to close, and other typical provisions contained in similar agreements.

Section 6. Confidentiality.

No party will make any public announcement of the signing of this Agreement or any other agreement or document contemplated hereby without the consent of the other Parties hereto, except as otherwise required by law.

Section 7. Expenses.

The Company and Communal will each bear their own legal and other expenses with respect to this Agreement. The Company agrees to reimburse Communal $3,000 – $673.63 (High Speed Rail paid directily by Energy Focus) = $2,326.37 for travel expenses incurred to support the Company’s visit to Taiwan February 5, 2012 through February 8, 2012.

Section 8. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to the principles of conflicts of law of any jurisdiction.

Section 9. Survival.

All representations, warranties, and covenants made by the Parties hereto shall be considered to have been relied upon by the parties hereto and shall survive the execution, performance and delivery of this Agreement.

Section 10. Entire Agreement.

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This Agreement incorporates by reference the Parties Non-Disclosure Agreement of November 2, 2011 as amended January 10, 2012 and supersedes any other agreement, whether written or oral, that may have been made or entered into by the Parties hereto respecting the matters contemplated hereby and constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 11. Further Assurances.

In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, each party agrees to take all such necessary action or cause such action to be taken.

Section 12. Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Executed as of the day and date set forth above at Solon, Ohio.

Communal International Ltd.		Energy Focus, Inc

By:		By:
Name:	James Tu	Name:	John M. Davenport
Title:	Managing Partner	Title:	President
Date:	2/27/2012	Date:	2/27/2012